Exhibit 23.1

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.maddoxungar.com

August 13, 2009

To the Board of Directors of

Propell Corporation

Greenbrae, California

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-Q, Quarterly Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, of Propell Corporation of our report dated February 28, 2009 relating to the financial statements of Crystal Magic, Inc., a Florida corporation, for the years ending December 31, 2008 and 2007.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC